Exhibit 23-1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2017, relating to the consolidated financial statements and consolidated financial statement schedule of Public Service Enterprise Group Incorporated and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Public Service Enterprise Group Incorporated for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectuses, which are part of this Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

November 17, 2017